Ken Hicks Elected to Avery Dennison Board of Directors
PASADENA, Calif.—(BUSINESS WIRE)—July 25, 2007—Avery Dennison
Corporation (NYSE:AVY) today announced that its board of directors has elected
Ken C. Hicks as a director of the Company, effective July 25, 2007.
Hicks is president and chief merchandising officer of J.C. Penney Company,
Inc., one of America’s leading retailers with 2006 annual revenue of approximately $20 billion. He is responsible for JCPenney’s merchandising, marketing, product development and sourcing, planning and allocation for stores, Internet and catalog.
“Ken Hicks is an excellent addition to our board of directors,” said Dean A.
Scarborough, president and chief executive officer of Avery Dennison. “He is a seasoned executive with extensive merchandising and operational expertise and excellent leadership skills. Ken has produced an outstanding record in the retail industry where he has increased sales and improved margins throughout his 20-year career. He will offer us significant insights into merchandising, marketing and branding.”
Hicks joined JCPenney in 2002 as president and chief operating officer and was appointed to his current position in 2005. Previously, he was president of
Payless ShoeSource, Inc. and executive vice president and general merchandise manager of the Home Shopping Network. Hicks has also held a number of senior merchandise positions at May Department Stores and was senior engagement manager at McKinsey & Co. Hicks spent six years in the U.S. Army. He is on the board of directors of the National 4-H Council. Hicks received an undergraduate degree from the U.S. Military Academy and an MBA from the Harvard Business
School.
Avery Dennison is a global leader in pressure-sensitive labeling materials, retail tag, ticketing and branding systems, and office products. Based in
Pasadena, Calif., Avery Dennison is a FORTUNE 500 Company with 2006 sales of
$5.6 billion. Following the acquisition of Paxar in 2007, Avery Dennison employs more than 30,000 individuals in 51 countries worldwide, who develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include: Fasson brand self-adhesive materials; Avery Dennison and Paxar brand products for the retail and apparel industries; Avery brand office products and graphics imaging media;
specialty tapes, peel-and-stick postage stamps, and labels for a wide variety of automotive, industrial and durable goods applications.
CONTACT: Avery Dennison Corporation
Media Relations:

Laurence J. Dwyer, 626-304-2014 communications@averydennison.com Investor Relations:
Cynthia S. Guenther, 626-304-2204 investorcom@averydennison.com